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                                                                   EXHIBIT 99.1



             NEWFIELD PROVIDES UPDATE ON RECENT ACQUISITION ACTIVITY
   Company Acquires Primary Natural Resources, Expanding Operations in Growing
                              Mid-Continent Region

    COMPANY CLOSES ON SALE OF NEWFIELD AUSTRALIA, PROVIDES OPERATIONAL UPDATE

FOR IMMEDIATE RELEASE

         HOUSTON - SEPTEMBER 8, 2003 -- NEWFIELD EXPLORATION COMPANY (NYSE:NFX) today disclosed information regarding its recent acquisition and divestiture activity, as well as recent drilling results. Newfield recently acquired properties and additional interests in oil and gas properties totaling about $100 million. The largest transaction was the acquisition of Primary Natural Resources for approximately $87.5 million in cash plus approximately $3.5 million for working capital.

         Primary Natural Resources is a private, independent exploration and production company with focused operations in the Anadarko Basin of Oklahoma. As of June 30, 2003, Primary had proved reserves of 64 billion cubic feet equivalent. Approximately 80% of Primary's reserves are natural gas and 65% are proved developed. Primary operates approximately 90% of its production and reserves. The current reserve life index on these properties is about 13 years.

         "Primary Natural Resources has concentrated assets that are an excellent fit with ours," said David A. Trice, Newfield President & CEO. "This deal will increase our daily production from the region by more than 15% and provides us with more than 100 drilling locations - or about a two-year inventory. We see the potential to expand our recent `gas mining' initiative to this new acreage base."

         Current production from Primary's fields is about 12.5 MMcfe/d, of which 83% is natural gas. About two-thirds of the current production is from six key producing fields. In total, Newfield acquired an interest in 120,000 gross acres and more than 60,000 net acres.

         The Mid-Continent now represents nearly 25% of Newfield's total proved reserves. These assets have longer-lived reserves and the addition of this focus area has helped to significantly lengthen Newfield's reserve life index. About 90% of Newfield's proved reserves in the Mid-Continent are natural gas and the majority of the producing fields are located in Oklahoma. Newfield is now among the top 20 producers in Oklahoma, owning an interest in more than 300,000 net acres and more than 20,000 mineral acres. The Company operates about 75% of its total proved reserves in the Mid-Continent.

         Newfield financed the acquisition with borrowings under its bank facility. The acquisition closed on September 5.

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RECENT OTHER DIVESTITURE/ACQUISITION ACTIVITIES

         Australia - Newfield also announced the sale of Newfield Exploration Australia Ltd., which owned all of Newfield's properties in Australia. Since the acquisition of these properties in mid-1999, the assets generated approximately $20 million of after-tax net income, inclusive of an estimated after-tax loss of approximately $10 million resulting from the sale and a $5 million after-tax ceiling test write down in the second quarter of this year. The sale closed late last week. Newfield owned an interest in two producing oil fields and two related FPSOs. Average net daily production in the first half of 2003 was approximately 3,500 BOPD.

         Gulf of Mexico - The Company recently sold its interests in some non-core Gulf of Mexico properties for approximately $10 million. Net production associated with these assets was about 3.5 MMcfe/d.

         South Texas - Newfield recently acquired from another operator an additional 8% working interest in its West Caney Creek Field, located in Wharton County, Texas. Newfield's interests across the operated property now range from 60-76%.

         Mid-Continent - Newfield recently acquired from other interest owners a 30% additional interest in the Stiles Ranch field. The Company-operated field is located in Hemphill County, Texas. The field is currently producing 2.7 MMcfe/d gross and Newfield expects to drill at least three additional wells in the field in 2003 and eight in 2004. This is one of the areas where the Company is implementing its recent gas mining initiative. Newfield now owns an 80% working interest in the field. The Company is in the process of acquiring the remaining 20% interest in the field and expects the transaction to close in the next several weeks. Combined, these transactions are expected to total approximately $9.1 million.

OPERATIONS UPDATE

         Below is a summary of the Company's recent operating activity by focus area.

         ONSHORE GULF COAST - The onshore Gulf Coast region is the Company's most active focus area. Year-to-date, Newfield has drilled a total of 51 wells. The Company has drilled 11 exploratory wells, of which six were successful. It also has drilled 36 successful development wells out of a total of 38 development wells. Significant recent activities include:

Galveston Bay - The State Tract 69 #2 well was successful, finding about 30' of net gas pay. Completion operations are underway. Newfield operates the well with a 25% working interest. The Company plans to drill up to three additional wells in Galveston Bay in 2003.

West Caney Creek - Development drilling continues in the West Caney Creek Field. Since acquiring this field in 2002, Newfield has drilled five successful development wells in the field and is currently drilling an exploratory well - the Davis Locke #1 -- to test a separate, undrilled fault block. Production has increased from approximately 3 MMcfe/d at the time of its acquisition to a current rate of nearly 30 MMcfe/d. Multiple development drilling locations remain.

Zapata County Exploration - A three-well exploration program recently concluded in Zapata County, Texas. The Tigre Grande North prospect was successful and is being completed. Newfield operates the well with a 100% working interest. The Volpe Prospect, where Newfield

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had a 33% working interest, was a dry hole. The Voleno Ranch #1 prospect, where
Newfield has a 50% working interest, was drilled and is being evaluated for completion. Newfield expects to spud a second well in the Voleno Ranch prospect area in the fourth quarter.

East Texas - A two-rig drilling program is underway in East Texas. Year-to-date, the Company has drilled seven successful wells in as many attempts. Newfield plans to drill 10 wells in East Texas in 2003. Newfield's working interest in the two fields where it is active ranges from 96-98%. Newfield has drilled three successful wells in the Oak Hill Field and plans to drill one additional well later this year. The Oak Hill Field is located in Rusk County, Texas. The Company has drilled four successful wells in the Woodlawn Field, located in Harrison County. All of the wells are now on-line. The Beckham 1-7 well is currently drilling.

Val Verde Basin - An active drilling effort is underway in the Val Verde Basin of southwest Texas. The Company expects to drill 15-20 wells in the area in 2003. Six recent successes were recorded in the Vinegarone East Field, where Newfield has a 100% working interest. A successful development well was also drilled in the Langtry Field where the Company has a 50% working interest. The Venom Prospect was a recent exploration success. The prospect is located in Edwards County, Texas. Newfield has an 80% working interest in the well.

         GULF OF MEXICO - Newfield is currently running four operated rigs in the Gulf of Mexico and participating in the drilling of three non-operated wells. Newfield expects to drill about 30 wells in the Gulf of Mexico in 2003. Significant recent activities include:

Garden Banks Area - Newfield is actively drilling wells in the Garden Banks area
- commonly referred to as the "Flex Trend." These wells are located in 1,200' of water and successful wells in this region would be tied to existing infrastructure. The Garden Banks 22 #2 well is currently drilling. The well has a planned TD of about 12,000'. Newfield holds a 40% working interest in the outside operated test. The Garden Banks 298 #1 well was a dry hole. Newfield had a 40% working interest in the outside operated well. The Garden Banks 208 #1 well was temporarily abandoned. The well was drilled to a total depth of about 8,000' and found about 25' of net gas pay. Newfield operates the well with a 50% working interest. Newfield is currently drilling a well at Garden Banks 161 where it holds a 100% working interest.

The Eugene Island 143 A-2 was a successful well, drilled to delineate a 2002 discovery. The well was drilled to 17,500' and logged pay in four sands. The Company is planning to drill the Eugene Island 143 #3 well from an open water location. The well will have a planned total depth of about 15,000'. Newfield owns a 50% working interest in the wells.

The Eugene Island 364 #1 well was a discovery. The well was drilled to approximately 13,500'. Newfield owns a 50% working interest in this outside operated well.

The Ship Shoal 57 #1 well was successful, finding 60' of net gas pay in two sands. The well was drilled to about 12,700'. Newfield owns a 100% working interest in the well.

Dry holes were recently drilled at West Cameron 175 #1, West Delta 132 #1 and Ship Shoal 319 #2. The West Cameron 175 #1 was drilled to a total depth of 15,000'. Newfield had a 55% working interest in the well. The West Delta 132 #1 well was a 6,000' test on an expiring lease sale block. Newfield operated the well with a 67% working interest. The Ship Shoal 319 #2 well was

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Newfield-operated and was drilled to 13,200'. The Company had a 50% working interest in the well.

         Newfield Exploration is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield's areas of operation include the Gulf of Mexico, the onshore U.S. Gulf Coast and the Anadarko and Arkoma Basins in the Mid-Continent.

         **Certain of the statements set forth in this release regarding estimated or anticipated timing of first production, drilling and development plans and reserve estimates are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services and the availability of capital resources, labor conditions and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2002. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company                         For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020                     Steve Campbell
Houston, TX 77060                                              (281) 847-6081
www.newfld.com                                                info@newfld.com
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